Exhibit 10.4
Term Sheet — Marvin W. Adams (“Executive”)
Certain capitalized terms used in this Term Sheet have the meanings set forth in Schedule A.

Position:	Executive Vice President and Chief Operating Officer

Areas of Responsibility:	Systems/Application Development, Technology Infrastructure/Data Center Operations, Project Management Office, Process Improvement/Lean Six Sigma, Retail Brokerage and Clearing Operations

Effective Date:	April 11, 2011

Reporting to:	Fred Tomczyk, President and CEO

Compensation Target

Base Salary	$400,000
Target Bonus *	$2,600,000

Target Bonus Cash Component	$1,300,000 (50%)
Target Bonus Equity Component	$1,300,000 (50%)

Total Annual Compensation Target $3,000,000

*For FY2011 only, guaranteed minimum at target, not pro-rated

One Time Equity Award:	$1,500,000 Restricted Stock Units.

Share Ownership Requirement:	5 (five) times base salary

Commuting Allowance:	Monthly rental housing costs and weekly flights home for up to two years, paid by TD Ameritrade and grossed up for taxes. Option to relocate permanently to New York City within the two year period, also at TD Ameritrade’s expense.

Perquisites/Club Memberships:	N/A

Vacation:	200 hours of Paid Time Off annually to accrue in accordance with TD Ameritrade PTO Accrual Schedule.

Retirement Programs:	401(k) — Employer match plus annual profit sharing

Health and Welfare Plans:	TD Ameritrade Benefits Plan Coverage.

Termination:	In the event of Executive’s termination (i) by the Company without Cause; (ii) by Executive for Good Reason; or (iii) In Connection with a Change of Control, Executive will be entitled to severance benefits as follows, subject to execution of Separation and Release of Claims Agreement:
• Continued payment of Base Salary for twelve (12) months

• Cash bonus payment equal to $1,300,000 (twelve (12) months) Target Bonus Cash Component

• COBRA coverage for eighteen (18) months; employer portion of premiums paid by TDA for first six (6) months

•     Pro-rata vesting in the event of (i) or (ii) above, or continued vesting in the event of (iii) above, of all prior equity grants as per participation agreements and as outlined in the TD Ameritrade 1996 LTIP Plan.

If the Company reasonably determines that Code Section 409A will result in the imposition of additional tax to an earlier payment of any severance or other benefits otherwise due to Executive on or within the 6 month period following Executive’s termination, the severance benefits will accrue during such 6 month period and will become payable in a lump sum payment on the date 6 months and 1 day following the date of Executive’s termination. All subsequent payments, if any, will be payable as provided above. Any severance payments will be subject to applicable withholdings.

Other Agreements:	All terms of the Associate Agreement dated March 22, 2011 by and between Executive and TD Ameritrade are hereby incorporated by reference.

Continuing Obligations:	Executive to remain bound by obligations of Non-Competition and Non-Solicitation for the 12 month period following termination of employment for any reason.
Nothing herein is intended to alter the “at-will” nature of Executive’s employment. However, as described in this Term Sheet, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment.

AGREED AND ACCEPTED:	Marvin W. Adams	Fred Tomczyk

	/s/ Marvin W. Adams	/s/ Fred Tomczyk

	Date	Date

	March 22, 2011	March 30, 2011

Schedule A
CERTAIN DEFINITIONS
     As used in this Term Sheet, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated:
     “Base Salary” means Executive’s annual rate of base salary during the Term.
     “Cause” means (i) the failure by Executive to substantially perform his duties, other than due to illness, injury or disability, which failure continues for ten days following receipt of notice from the Company specifying such failure; (ii) the willful engaging by the Executive in conduct which is materially injurious to the Company, monetarily or otherwise; (iii) misconduct involving serious moral turpitude to the extent that in the reasonable judgment of the Company, Executive’s credibility or reputation no longer conforms to the standard of the Company’s executives; or (iv) Executive’s breach of any restrictive covenants to which he is subject.
     “Change in Control” means the occurrence of any of the following events after the 2006 Restatement Date:
(i) A change in the ownership of the Company. A change in the ownership of the Company will occur on the date that any one person, or more than one person acting as a group, acquires ownership of the Stock of the Company that, together with the Stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional Stock by any one person, or more than one person acting as a group, who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the Stock of the Company shall not be considered a Change of Control; or
(ii) A change in the effective control of the Company. A change in the effective control of the Company shall occur on the date that: (1) the Board determines, in its sole and absolute discretion, that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the Stock of the Company possessing up to fifty percent (50%) or more of the total voting power of the Stock of the Company, in each case whether such acquisition is by means of a tender offer, exchange offer, merger, business combination or otherwise; or (2) a majority of members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election. For purposes of this subsection (ii), if any one person, or more than one person acting as a group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same person or persons shall not be considered a Change of Control; or
(iii) A change in the ownership of a substantial portion of the Company’s assets. A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following shall not constitute a change in the ownership of a substantial portion of the Company’s assets: (1) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer; or (2) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s Stock; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding Stock of the Company; or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in this subsection 2.1(f)(iii)(2)(C). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2.1(f), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Additionally, for purposes of this Section 2.1(f), notwithstanding any public disclosure to the contrary, TD and the R Parties (as such terms are defined in the Stockholders Agreement) together will not be considered to have formed a group solely as a result of being parties or bound by the Stockholders Agreement and any future actions, agreements or arrangements between TD and the R Parties outside of the rights and obligations set forth in the Stockholders Agreement shall be taken into account when considering whether TD and the R Parties shall have formed a group in the future.
A “Change of Control” shall not be deemed to have occurred if the Company’s outstanding Shares or substantially all of the Company’s assets are purchased by TD Bank Group.
     “Code” mean the Internal Revenue Code of 1986, as amended.
     “Company” means TD AMERITRADE Holding Corp. or any of its wholly-owned subsidiaries.
     Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, fraud, breach of a fiduciary duty, restatement of financial statements as a result of fraud or willful errors or omissions, termination of employment for cause, violation of material Company and/or Subsidiary policies, breach of non-competition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries.
     “Good Reason” means (i) Executive no longer reports to Fred Tomczyk; (ii) Executive is no longer a member of the SOC and is not offered a position in any replacement committee of an equal level of responsibility; provided that, in either event at the Company’s discretion, the Executive remains employed for a minimum of three months from the date of notice of termination for Good Reason and assists in an orderly transition of duties.
     “In Connection with a Change of Control” means a termination of Executive’s employment with the Company within 12 months following a Change of Control.
     “Non-Competition” means that, for a period of 12 months following termination of Executive’s employment for any reason, Executive will not (without the Company’s express consent) engage or participate in any business within the United States (as an owner, partner, stockholder, holder of any other equity interest, or financially as an investor or lender, or in any capacity calling for the rendition of personal services or acts of management, operation or control) which is engaged in any activities and for any business competitive with any of the primary businesses conducted by the Company or any of its Affiliates. The term “primary businesses” is defined as an on-line brokerage business, including active trader and long term investor client segments, and also includes any such other business formally proposed to be conducted by the Company during the 12 month period prior to Executive’s date of termination (collectively a “Competitive Business”). Provided that this restriction will not restrict Executive from being employed by or consulting with a business, firm, corporation, partnership or other entity that owns or operates an on-line brokerage, provided that (i) the on-line brokerage business is de minimus as compared to its core business in terms of revenue and/or resources, and (ii) Executive’s involvement with the company excludes, directly or indirectly, the on-line brokerage business during the 12 month non-competition period.
     “Non-Disclosure of Confidential Information”, “Rights to Work Product” and “Non-Solicitation”shall have the meanings set forth in the Associate agreement.
     “Stock” means the common stock of the Company, or in the case of certain Stock Appreciation Rights or Performance Units, the cash equivalent thereof.

     “Stockholders Agreement” means the certain Stockholders Agreement among Ameritrade Holding Corporation, the stockholders listed on Exhibit A thereto and The Toronto-Dominion Bank dated as of June 22, 2005.
In the event that any provisions of this Schedule should ever be deemed to exceed the time, geographic or occupational limitations permitted by applicable laws, then such provisions will and are hereby reformed to the maximum time, geographic or occupational limitations permitted by applicable law.